FOR IMMEDIATE RELEASE

Bell Microproducts Announces Date for Annual Meeting of Shareholders

SAN JOSE, Calif – June 1, 2009 – Bell Microproducts Inc. (OTC: BELM.PK), one of the world’s largest value-added distributors of storage and computing technology, today announced the date for its 2009 annual meeting of shareholders.  The company will hold its annual meeting on Wednesday, August 19, 2009, at 8:00 a.m.  The company will provide additional information regarding the meeting and its location in proxy materials that will be mailed in July to all shareholders of record as of June 30, 2009.

Proposals of shareholders of the company that are intended for presentation at the annual meeting and inclusion in the company’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the company no later than June 19, 2009.

A shareholder proposal not intended for inclusion in the company’s proxy materials must also be received no later than June 19, 2009.  Pursuant to the company’s bylaws, the notice must set forth the following:  (a) a brief description of the proposed matter and the reasons for conducting such business at the meeting; (b) the name and address of such shareholder as they appear on the company’s books; (c) the class and number of shares of the company that are beneficially owned by the shareholder; and (d) any material interest of the shareholder proposing such business.  If the notice does not comply with these requirements, the presiding officer of the meeting may refuse to acknowledge the matter.

June 19, 2009 is also the deadline for shareholder nominations of directors.  Pursuant to the company’s bylaws, the notice for nomination of directors must include the following:  (a) the shareholder’s intent to nominate one or more persons for election as a director of the company, the name of each such nominee proposed by the shareholder giving the notice, and the reason for making such nomination at the annual meeting; (b) the name and address, as they appear on the company’s books, of the shareholder proposing such nomination and the beneficial owner, if any, on whose behalf the nomination is proposed; (c) the class and number of shares of the company that are owned beneficially and of record by the shareholder proposing such nomination and by the beneficial owner, if any, on whose behalf the nomination is proposed; (d) any material interest of such shareholder proposing such nomination and the beneficial owner, if any, on whose behalf the proposal is made; (e) a description of all arrangements or understandings between or among any of (i) the shareholder giving the notice, (ii) each nominee, and (iii) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice; (f) such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed in accordance with the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the board of directors; and (g) the signed consent of each nominee proposed by the shareholder giving the notice to serve as a director of the company if so elected.

About Bell Microproducts

Bell Microproducts is a leading international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services.  An industry-recognized specialist in storage products, the company is one of the world’s largest storage-centric value-added distributors.

Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs.  From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions.  More information can be found in the company’s SEC filings, or by visiting the Bell Microproducts web site at www.bellmicro.com.

CONTACT:	Amy S. Feng
Investor Relations Representative
Bell Microproducts Inc.
(213) 630-6550
asf@abmac.com

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